Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD CORPORATION INCREASES FOURTH QUARTER
PRODUCTION AT ITS EL CHANATE MINE
BY 40% COMPARED TO PRIOR YEAR

NEW YORK– August 5, 2010 – Capital Gold Corporation (NYSE AMEX: CGC; TSX: CGC) ("Capital Gold") today announced that the company has produced 15,287 ounces of gold in the fourth fiscal quarter of 2010 (ended July 31, 2010) at its El Chanate open pit mine in Sonora, Mexico.  This represents a 40% increase over the fiscal quarter ended July 31, 2009.

Capital Gold also announced that it has produced 55,746 ounces of gold in its fiscal year ended July 31, 2010 at El Chanate, compared with 49,921 ounces in the previous fiscal year, an increase of approximately 12% in gold production at El Chanate.

Capital Gold’s President, Colin Sutherland, said: "El Chanate has been profitable from the first gold pour three years ago.  As we proceed with plans to optimize production at the mine, we believe we are well positioned to grow our business in Mexico and across Latin America with the aim of becoming the next mid-tier producer in the region."

Capital Gold also announced that Leonard J. Sojka, an independent director of the company, has resigned his position to pursue other professional activities.  "Capital Gold appreciates Leonard's dedication and thanks him for his service as a member of the Board," Mr. Sutherland said, adding that the company has commenced its search for a replacement and that it hopes to announce such replacement in the near future.

About Capital Gold

Capital Gold Corporation (CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the “El Chanate” gold mine located near the town of Caborca in Sonora, Mexico. On August 2, 2010, Capital Gold acquired Nayarit Gold Inc. and merged it into its wholly owned subsidiary.  Capital Gold is focused on optimizing the El Chanate operations and advancing to production the Del Norte deposit in the Orion District in the state of Nayarit, Mexico.  Capital Gold also owns and leases mineral concessions near the town of Saric, also in Sonora, that are undergoing preliminary exploration for gold and silver mineralization.  Additional information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

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Cautionary Note Regarding Forward Looking Statements

Statements in this press release and the statements of representatives and partners of Capital Gold Corporation (the “Company”) related thereto, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions.  Investors are cautioned that forward-looking statements are inherently uncertain and subject to material risks.  Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below.  Such forward-looking statements include comments regarding the future growth of the Company.  Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, strip ratio, tonnes mined, crushed or milled; delay or failure to receive board, regulatory or government approvals; the availability of adequate water supplies; mining or processing issues, and fluctuations in gold price and costs.  Many of these factors are beyond the Company’s control.  There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.  The Company undertakes no obligation to publically update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For more information, please contact:

Kelly Cody, Investor Relations Manager
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Colin Sutherland, President
Capital Gold Corporation
Tel: (902) 252-3833
Email: info@nayaritgold.com